Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Patterson

Sr. Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.patterson@startek.com

StarTek, Inc. Reports Third Quarter 2011 Results

Revenue of $52.0 Million; Offshore Revenue Grows 20%

DENVER, CO — October 27, 2011 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the third quarter ended September 30, 2011.  The Company reported third quarter 2011 revenue of $52.0 million, which represents a decrease of 9.0% and 20.7% compared to the second quarter of 2011 and the third quarter of 2010, respectively.  The Company reported a net loss of $0.41 per share, compared to a net loss of $0.64 per share and $0.30 per share in the second quarter of 2011 and the third quarter of 2010, respectively.

During the third quarter, the Company continued to experience weakness in its North American operations with lower revenue and gross profit, however, the Company’s offshore segment continued to show strong growth.  Offshore revenue increased 20.2% compared to the second quarter of 2011 to $16.8 million and now represents approximately 32.4% of total revenue.  The growth in offshore revenue was driven primarily by the ramp-up of new business wins in the Company’s Philippine and Costa Rica locations.  These ramps also resulted in improved offshore gross margins which increased from approximately 7.3% in the second quarter of 2011 to 12.2% in the third quarter of 2011.  During the quarter, the Company further expanded its international footprint by opening a new Honduras facility.  The growth offshore was more than offset by North American declines in both revenue and gross margin.  The North American decline was due primarily to the downsizing of two sites (one in the U.S. and one in Canada) and the closure of another Canadian site.  The Company’s third quarter 2011 net loss was $6.2 million, or $0.41 per share.  Adjusted EBITDA for the quarter was negative $1.5 million compared to $0.5 million in the second quarter 2011.  The Company ended the quarter with approximately $11.5 million in cash and cash equivalents and no bank debt.  Capital expenditures totaled $3.2 million.

Financial Summary

Third quarter 2011 revenue of $52.0 million represented a decrease of 9.0% compared to $57.1 million in the second quarter of 2011, and a decrease of 20.7% compared to $65.6 million in the third quarter of 2010.  The decline was driven by the North American site closure and downsizings mentioned above, which accounted for $6.7 million of the decline compared to the second quarter of 2011.  Revenue also declined due to the transition to a greater mix of offshore revenue which generates lower revenue but higher gross margins. These declines to revenue were partially offset by offshore revenue growth of $2.8 million.

Gross margin declined to 7.8% in the third quarter of 2011 compared to 11.0% in the second quarter of 2011 and 10.1% in the third quarter of 2010.  The decrease was driven by lower U.S. and Canadian margins, which fell to 6.5% and 3.8%, respectively, due to site closures, as well as lower volumes and lower profitability in the sites that remain open.  Offshore gross margin increased to 12.2% from 7.3%

last quarter.  Compared to last quarter, offshore gross profit dollars increased by $1.1 million on a $2.8 million revenue increase, representing incremental gross margin contribution of 36.6%.

SG&A expense for the quarter totaled $10.0 million, compared to $13.2 million in the second quarter of 2011 and $10.3 million in the third quarter of 2010.  The decrease compared to the second quarter of 2011 was primarily due to the absence of $2.9 million in severance expense that impacted the second quarter.

The Company reported third quarter 2011 negative adjusted EBITDA (adjusted for severance expense, impairment and restructuring charges and stock compensation expense) of $1.5 million compared to adjusted EBITDA of $0.5 million in the second quarter of 2011.  The Company reported a net loss of $6.2 million, or $0.41 per share, during the third quarter of 2011, compared to $9.7 million, or $0.64 per share, during the second quarter of 2011.

Third Quarter 2011 Operational Highlights

During the third quarter of 2011, the Company:

•                 Continued its sales momentum signing two new agreements with an expected annual contract value of nearly $8 million, bringing the total 2011 new bookings to approximately $28 million in expected annual contract value;

•                 Experienced sequential quarterly revenue growth of 14% in its client base exclusive of its two largest customers, and 25% growth compared to the third quarter of 2010;

•                 Expanded its international presence by opening a second Latin American facility with commitments from an existing client;

•                 Continued growth in the Philippines, increasing the number of agents to over 2,500, representing a 19% increase from last quarter and a 70% increase from the third quarter of 2010;

•                 Reduced its North American footprint by closing one of its Kingston, Ontario sites and  downsizing its Cornwall, Ontario and  Collinsville, Virginia sites;

•                 Reported revenue concentration from its largest customer of 54% compared to 63% in the second quarter of 2011 and 66% in the third quarter of 2010.

“We continue an intense focus on taking steps toward right-sizing the SG&A structure of the Company,” stated Chad Carlson, StarTek’s President and CEO.  “Striking the right balance of cost reduction while ensuring success of our offshore ramps, IT transformation and implementation of our operating platform is critical to our execution and client satisfaction.  We have made progress on these initiatives which we believe, in the long-term, will result in a stable, more efficient, less costly operating platform.  During the quarter, we also further diversified our business model with new client programs, growth within existing accounts and by adding a new geography with the launch of our Honduras location.  We believe these initiatives will position the Company for long-term sustainable profitability,” concluded Carlson.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, October 27, 2011, at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss its third quarter 2011 financial results. To participate in the teleconference, please call toll-free 866-314-4483 (or 617-213-8049 for international callers) and enter “75902827”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading customer experience expert in the business process outsourcing industry.  Our clients rely on us to ensure a great customer experience resulting in improved customer satisfaction and retention and an increase in revenue and cost efficiencies for our clients.  StarTek has the platforms and the expertise to compete with the largest companies, but we remain small enough to focus on partnering with our clients to develop creative solutions that fit their unique needs.  StarTek’s comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management and retention programs. Our company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. Headquartered in Denver, Colorado, StarTek has delivery centers onshore in North America, near shore in Costa Rica and Honduras, offshore in the Philippines and virtually through our StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303.262.4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on two significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results, inability to renew or replace sources of capital funding and, should we make acquisitions, the effective and timely integration of such acquisitions.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010, as well as Item 1A. — Risk Factors and all other disclosures in the Company’s subsequent Form 10-Qs, filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$52,006	$65,598	$168,655	$200,684
Cost of services	47,946	58,964	150,905	179,279
Gross profit	4,060	6,634	17,750	21,405
Selling, general and administrative expenses	9,981	10,327	32,857	31,485
Impairment losses and restructuring charges	291	450	3,563	1,214
Operating loss	(6,212)	(4,143)	(18,670)	(11,294)
Net interest and other income	5	29	11	243
Loss before income taxes	(6,207)	(4,114)	(18,659)	(11,051)
Income tax benefit (expense)	17	(368)	263	(1,770)
Net loss	$(6,190)	$(4,482)	$(18,396)	$(12,821)

Net loss per share
Basic	$(0.41)	$(0.30)	$(1.22)	$(0.86)
Diluted	$(0.41)	$(0.30)	$(1.22)	$(0.86)

Weighted average shares outstanding
Basic	15,108	14,916	15,065	14,888
Diluted	15,108	14,916	15,065	14,888

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash, cash equivalents and investments	$11,516	$18,740
Trade accounts receivable	40,248	47,210
Other current assets	10,918	11,884
Total current assets	62,682	77,834

Property, plant and equipment, net	41,004	46,930
Other assets	7,294	7,991
Total assets	$110,980	$132,755

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$25,712	$27,665
Other liabilities	3,832	4,443
Total liabilities	29,544	32,108

Stockholders’ equity	81,436	100,647
Total liabilities and stockholders’ equity	$110,980	$132,755

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating Activities
Net loss	$(6,190)	$(4,482)	$(18,396)	$(12,821)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,901	4,250	11,948	12,830
Impairment losses	—	450	1,026	3,063
Non-cash compensation cost	324	561	1,194	1,585
Gain on foreign currency derivatives	166	255	1,464	1,138
Changes in operating assets & liabilities and other, net	(3,624)	1,194	3,422	9,812
Net cash provided by operating activities	(5,423)	2,228	658	15,607

Investing Activities
Proceeds from investments available for sale, net	—	—	—	606
Purchases of property, plant and equipment	(3,239)	(3,253)	(7,417)	(13,749)
Proceeds from note receivable	165	110	495	110
Net cash used in investing activities	(3,074)	(3,143)	(6,922)	(13,033)
Financing Activities
Other financing, net	12	53	140	146
Net cash provided by financing activities	12	53	140	146
Effect of exchange rate changes on cash	(150)	496	(1,100)	(997)
Net increase in cash and cash equivalents	(8,635)	(366)	(7,224)	1,723
Cash and cash equivalents (not including investments) at beginning of period	20,151	21,680	18,740	19,591
Cash and cash equivalents (not including investments) at end of period	$11,516	$21,314	$11,516	$21,314

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(Unaudited)

The information presented in this press release reports adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense, interest income (expense), impairment and restructuring charges, depreciation expense, stock compensation expense and  severance expense.  The following tables provide reconciliations of these adjusted EBIDTA figures to net loss calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Adjusted EBITDA:

	Three Months Ended
	September 30, 2011	June 30, 2011
Net loss	$(6,190)	$(9,652)
Income tax benefit	(17)	(525)
Interest expense (income)	41	(20)
Impairment losses and restructuring charges	291	3,272
Depreciation expense	3,901	4,061
Stock compensation expense	324	421
Severance expense	125	2,895
Adjusted EBITDA	$(1,525)	$452